Filed pursuant to Rule 424(b)(3)
File Number 333-99641

PROSPECTUS SUPPLEMENT NO. 1
(To Prospectus Dated January 10, 2003)

Scios Inc.

5.50% Convertible Subordinated Notes Due 2009
Shares of Common Stock Issuable Upon Conversion of the Notes

This prospectus supplement relates to the resale by the selling securityholders of 5.50% Convertible Subordinated Notes due 2009 of Scios Inc. and the shares of common stock, par value $.001 per share, of Scios Inc. issuable upon conversion of the notes.

This prospectus supplement should be read in conjunction with the prospectus dated January 10, 2003.

The following table sets forth information with respect to the selling securityholders listed below and the principal amounts of notes beneficially owned by each selling securityholder listed below that may be offered pursuant to this prospectus supplement and the accompanying prospectus. This table supplements the information included in the table appearing under the heading “Selling securityholders” in the prospectus. To the extent that a selling securityholder is listed both in the table below and the table appearing in the prospectus, the information set forth below regarding that selling securityholder supersedes the information set forth in the prospectus. All information concerning beneficial ownership has been furnished by the selling securityholders.

Name	Principal Amount of Notes Beneficially Owned and Offered Hereby(1)	Percentage of Outstanding Notes Beneficially Owned Prior to Offering	Shares of Common Stock Issuable upon Conversion of the Notes and Available for Resale Hereby(1),(2)	Shares of Common Stock Beneficially Owned Prior to the Offering(3)	Percentage of Outstanding Common Stock Beneficially Owned Prior to the Offering(4)	Principal Amount of Notes Beneficially Owned After Completion of the Offering(5)	Shares of Common Stock Beneficially Owned After Completion of the Offering(5)
Grace Brothers Management, L.L.C.	$2,222,000	1.48%	56,539	56,539	*	—	—
Sunrise Partners Limited Partnership	$5,000,000	3.33%	127,226	127,226	*	—	—

*	Less than one percent.
(1)
Total principal amount of notes and shares of common stock issuable upon conversion of notes listed in this table and in the table in the prospectus under the heading “Selling securityholders” is more than $150,000,000 and 3,816,793 shares, respectively, because certain of the selling securityholders may have sold, transferred or otherwise disposed of all or a portion of their notes in transactions exempt from the registration requirements of the Securities Act since the date on which they provided the information regarding their notes for inclusion in this table and the table included in the prospectus. The maximum principal amount of notes and shares of common stock issuable upon conversion of the notes that may be sold under this prospectus supplement and the accompanying prospectus will not exceed $150,000,000 and 3,816,793 shares, respectively.

(2)
Consists of shares of common stock issuable upon conversion of the notes, assuming the initial conversion price of $39.30 per share and a cash payment in lieu of any fractional share interests. The conversion price is subject to adjustment as described in the prospectus under “Description of notes—Conversion of the notes.”

(3)
Includes shares of common stock issuable upon conversion of the notes, assuming the initial conversion price of $39.30 per share and a cash payment in lieu of any fractional share interests. The conversion price is subject to adjustment as described in the prospectus under “Description of notes—Conversion of the notes.”

(4)
Calculated based on Rule 13d-3(d)(i) under the Securities Exchange Act of 1934, as amended, using 46,460,327 shares outstanding as of September 30, 2002. In calculating this amount, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that particular holder’s notes. However, we did not assume the conversion of any other holder’s notes.

(5)
Assumes that all of the notes and/or all of the common stock into which the notes are convertible have been sold by the selling securityholders. Based upon this assumption, no selling securityholder will beneficially own greater than one percent of the notes or our common stock after completion of the offering.

The prospectus dated January 10, 2003, together with this prospectus supplement, constitutes the prospectus required to be delivered by Section 5(b) of the Securities Act of 1933, as amended, with respect to offers and sales of the notes and the shares of our common stock issuable upon conversion of the notes. All references in the prospectus to “this prospectus” are hereby amended to read “this prospectus (as supplemented and amended)”.

Investing in the notes or shares of our common stock involves risk. See “Risk Factors” beginning on page 4 of the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is January 16, 2003